Exhibit 99.1

	RegeneRx Biopharmaceuticals, Inc. 3 Bethesda Metro Center, Suite 630 Bethesda, MD 20841	PHONE 301.280.1992 FAX 301.280.1996 WEB www.regenerx.com

At RegeneRx:	At the Financial Relations Board:

J.J. Finkelstein jjfnk@regenerx.com 301.280.1992	Leslie Loyet Analyst Inquiries 312.640.6672	Kathy Waller General Inquiries 312.640.6696

News Release

RegeneRx Adds L. Thompson Bowles, M.D., Ph.D.
To Board of Directors

BETHESDA, MD, February 15, 2006 - RegeneRx Biopharmaceuticals, Inc. (AMEX: RGN) announced today that Dr. L. Thompson Bowles joined the company’s Board of Directors, effective immediately and for a term expiring at the next annual meeting.

Dr. Bowles, 74, is a thoracic surgeon and served as Dean of Medicine and Professor of Surgery at The George Washington University School of Medicine and Health Sciences (GWU) in Washington, D.C. from 1976-1988 and as Vice President for Medical Affairs and Executive Dean of GWU Medical Center from 1988-1992.  Dr. Bowles previously served as President of the National Board of Medical Examiners, the medical accrediting organization from 1992-2000.  He is also a member of the National Academy of Sciences Institute of Medicine and several national medical societies.  Dr. Bowles has served on the editorial board of a number of medical journals and has been a member and chairman of several governmental panels and committees.  Dr. Bowles received his medical degree from Duke University and his Ph.D. from New York University.

“We are very pleased to have Tom Bowles join our Board of Directors.  Tom is one of the distinguished deans of American medicine and brings over 40 years of medical and clinical trial experience to the Board.  His medical expertise is very important as we translate laboratory discoveries into human clinical trials and move through our next stage of development.  I am confident that Tom will provide leadership and insight in his area of expertise as we get closer to commercialization,” said Allan L. Goldstein, Ph.D., RegeneRx’s founder and chief scientific advisor.

“I am quite excited about joining RegeneRx’s board of directors, as I’ve known Allan and watched the progress of his research for many years. The technology being developed at RegeneRx has numerous potential applications in the clinical arena and I believe I can help the team in several critical areas. I look forward to helping him and his colleagues throughout these very exciting times,” commented Dr. Bowles.

Thymosin Beta 4
Tβ4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. One of Tβ4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement. Additionally, Tβ4 directly influences the production of laminin-5, a protein responsible for proper adhesion and migration of certain types of mammalian cells and often deficient in patients with EB. It has also recently been reported that Tβ4 can inhibit or prevent apoptosis (programmed cell death) in ocular tissue and cardiac tissue. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tβ4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions. A recent article was published in the scientific journal, Nature, indicating that Tβ4 protects heart tissue following a myocardial infarction (heart attack) in laboratory animals. Abstracts of scientific papers related to Tβ4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

About RegeneRx Biopharmaceuticals, Inc.
RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair. Currently, RegeneRx is developing Tβ4, a 43 amino acid peptide, under an exclusive world-wide license from the National Institutes of Health.  Preliminary research suggests that Tβ4 may prove efficacious for multiple indications; therefore RegeneRx is developing Tβ4 as a therapeutic platform.  RegeneRx holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological injuries, and septic shock.  RegeneRx is currently sponsoring three Phase II chronic dermal wound healing clinical trials and has additionally targeted ophthalmic and cardiac trials in 2006 as part of its ongoing clinical development program.

Safe Harbor Statement
The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company's current expectations regarding future events, including the ongoing and prospective development of Tβ4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company's filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

For more information please visit RegeneRx’s web site at www.regenerx.com

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